EXHIBIT 10.51

CHANGE IN CONTROL AGREEMENT

This Change In Control Agreement (the “Agreement”) is made and entered into as of the 10th day of January, 2005, by and between Inamed Corporation, a Delaware corporation (the “Corporation”), and Patricia Walker (the “Executive”) (collectively, the “Parties”).  The Parties hereto, intending to be legally bound, do hereby agree as follow:

1.                                       DEFINITIONS.  In addition to certain terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings:

1.1                                 “Affiliate” shall mean any Person controlling, controlled by or under common control with, the Corporation.

1.2                                 “Base Salary” shall mean the salary paid from time to time in bi-weekly installments to employees by the corporation.

1.3                                 “Board” shall mean the Board of Directors of the Corporation.

1.4                                 “Cause” shall mean that the Executive:

(a)                                  has been convicted of any felony or any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude;

(b)                                 has engaged in conduct which is materially injurious to the Corporation or its Affiliates, or any of their respective customer or supplier relationships, financially or otherwise;

(c)                                  has failed to perform his duties as required under Section 2 to the reasonable satisfaction of the Board after being provided with notice thereof and thirty (30) days opportunity to remedy such failure; or

(d)                                 in carrying out his duties under this Agreement, has engaged in acts or omissions constituting gross negligence or willful misconduct resulting, in either case, in material harm to the Corporation.

1.5                                 “Change in Control” shall be deemed to have occurred if:

(a)                                  Any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing fifty-one percent (51%) or more of the combined voting power of the Corporation’s then outstanding securities; provided, however, that a change in the proportion of Appaloosa Management, L.P’s ownership of stock of the Corporation shall not constitute a Change in Control under this Subsection 1.5(a);

(b)                                 During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director(s) designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (a), (c) or (d) of this subsection) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)                                  The stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty (50%) of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no “person” (as defined above) acquires more than twenty percent (20%) of the combined voting power of the Corporation’s then outstanding securities; or

(d)                                 the stockholders of the Corporation approve an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

1.6                                 “Corporation Property” shall mean all items and materials provided by the Corporation to the Executive, or to which the Executive has access, in the course of his employment, including, without limitation, all files, records, documents, drawings, specifications, memoranda, notes, reports, manuals, equipment, computer disks, videotapes, drawings, blueprints and other documents and similar items relating to the Corporation, its Affiliates or their respective customers, whether prepared by the Executive or others, and any and all copies, abstracts and summaries thereof.

1.7                                 “Competition” shall mean any direct or indirect research on, or development, production, marketing, leasing or selling of, any product, process or service which is the same as, similar to, or in competition with, any line of business or research in which the Corporation or any Affiliate is now engaged or hereinafter engages.

1.8                                 “Confidential Information” shall mean all nonpublic and/or proprietary information and trade secrets respecting the business of the Corporation or any Affiliate, including, without limitation, its products, programs, projects, promotions, marketing plans and strategies, business plans or practices, business operations, employees, research and development, intellectual property, software, databases, trademarks, pricing information and accounting and financing data.  Confidential Information also includes information concerning the Corporation’s or any Affiliate’s customers or clients, such as their identity, address or any other information kept by the Corporation or any Affiliate concerning its customers whether or not such information has been reduced to documentary form.  Confidential Information does not include information that is, or becomes, available to the public unless such availability occurs through an unauthorized act on the part of the Executive.  In the course of his employment hereunder, the Executive shall not be provided with confidential information concerning Appaloosa Management, L.P., and no such information shall be deemed to be Confidential Information under this Agreement.

1.9                                 “Disability” shall mean a physical or mental incapacity that prevents the Executive from performing the essential functions of his position with the Corporation for a period of one hundred eighty (180) days as determined (a) in accordance with any long-term disability plan provided by the Corporation of which the Executive is a participant, or (b) by the following procedure:  The Executive agrees to submit to medical examinations by a licensed healthcare professional selected by the Corporation, in its sole discretion, to determine whether a Disability exists.  In addition, the Executive may submit to the Corporation documentation of a Disability, or lack thereof, from a licensed healthcare professional of his choice.  Following a determination of a Disability or lack of Disability by the Corporation’s or the Executive’s licensed healthcare professional, the other Party may submit subsequent documentation relating to the existence of a Disability from a licensed healthcare professional selected by such other Party.  In the event that the medical opinions of such licensed healthcare professionals conflict, such licensed healthcare professionals shall appoint a third licensed healthcare professional to examine the Executive, and the opinion of such third licensed healthcare professional shall be dispositive.

1.10                           “Person” shall mean any individual, firm, partnership, association, trust, company, corporation or other entity.

2.                                       CHANGE IN CONTROL.

2.1                                 Vesting of Stock Options.  In the event of a Change in Control, all stock options previously granted by the Corporation to the Executive shall immediately vest.

2.2                                 Termination by the Corporation Without Cause.  If within twelve (12) months following a Change in Control, the Executive’s employment is terminated by the Corporation without Cause (other than by reason of the Executive’s death or disability), the Executive shall be entitled, in lieu of any other compensation and benefits whatsoever, to:

(a)                                  payment of his base salary at the rate in effect at the time of his termination through the date of termination of employment;

(b)                                 an amount equal to the greater of (i) one (1) time her annual base salary at the time of the Change in Control or (ii) one (1) time her annual base salary at the time of the termination of her employment, which shall be paid out in equal bi-weekly installments through the Corporation’s regular payroll practices;

(c)                                  any annual bonus awarded but not yet paid pursuant to the Corporation’s Management Incentive Plan (MIP) or any other incentive compensation plan;

(d)                                 reimbursement of expenses incurred but not paid prior to such termination of employment; and

(e)                                  continuation of participation in the Corporation’s group medical, dental and life insurance plans, the premiums for which shall be paid by the Corporation, until the earlier of twelve (12) months from the date of termination or until the date on which the Executive first becomes eligible for substantially equivalent insurance coverage provided by any other entity following termination of employment by the Corporation.

2.3                                 Adjustment to Total Payments.  If any payment or right accruing to the Executive under this Agreement (without application of this Section 2.4), either alone or together with other payments or rights accruing to the Executive from the Corporation (“Total Payments”) would constitute a “parachute payment,” as defined in Section 2800 of the Code and regulations thereunder, such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Agreement being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 2800 of the Code.  The Executive shall cooperate in good faith with the Corporation in providing the necessary information for making a determination of the applicability of Section 2800.  The foregoing provisions of this Section 2.4 shall apply only if after reduction for any applicable federal excise tax imposed by Section 4999 of the Code and federal income tax imposed by the Code, the Total Payments accruing to the Executive would be less than the amount of the Total Payments as reduced, if applicable, and after reduction for only federal income taxes.

2.4                                 General Release.  No payments or benefits payable to the Executive upon the termination of his employment pursuant to this Section 2 shall be made to the Executive unless and until he executes a general release in a form satisfactory to the Corporation and such general release becomes effective pursuant to its terms.

3.                                       DUTY OF LOYALTY.

3.1                                 Executive’s Position of Trust.  As a result of the Executive’s employment, the Executive will have access to Confidential Information.

3.2                                 Obligations During the Term.  The Executive agrees that during the Term of Employment he shall diligently devote his time and efforts to the duties and responsibilities assigned to him by the Corporation, and without prior express written authorization of the Board, the Executive shall not, directly or indirectly, either alone or in concert with others, engage in any of the following activities:

(a)                                  Perform or render any services of a business, professional or commercial nature, relating to services or products competitive with the Corporation, to or for the benefit of himself or any other person or entity, whether for compensation or otherwise, except for personal investments and other activities approved by the Corporation;

(b)                                 Engage in any activity directly or indirectly in competition with or adverse to the Corporation;

(c)                                  Engage in any activity for purpose of influencing or attempting to influence the Corporation’s customers, either directly or indirectly, to conduct business with any business enterprise in competition with the Corporation; or

(d)                                 Undertake or participate in any planning for or organization of any business activity that is or will be in competition with the Corporation in any field(s) or area(s) in which the Executive has worked or with which the Executive has come into contact, or of which the Executive has gained knowledge during the Term of Employment.

3.3                                 Post-Employment Obligations.  The Executive agrees that for a period of twelve (12) months after termination of his employment, regardless of the reason, the Executive will not, directly or indirectly, either for himself or for any other person or entity, whether as an agent, consultant, employee, officer, director, investor, partner, shareholder, proprietor or in any other individual or representative capacity (excluding the holding for investment of less that five percent (5%) of the outstanding securities of any corporation which are regularly traded on a recognized stock exchange), do any of the following:

(a)                                  the Executive will not undertake any employment or activity wherein the loyal and complete fulfillment of the duties of that employment or activity would call upon the Executive to make judgments on or otherwise to use any Confidential Information that is covered by this Agreement or the Intellectual Property and Confidentiality Agreement.

(b)                                 Divert or take away (or attempt to divert or take away), any of the Corporation’s present, former or prospective customers, including, but not limited to, those upon whom he called, met with or became acquainted with while engaged as an employee of the Corporation;

(c)                                  Interfere with the contractual or business relationships of the Corporation;

(d)                                 Solicit or attempt to solicit any employees or clients of the Corporation; or

(e)                                  Slander or disparage the Corporation, or undertake any activity which adversely impacts, or is reasonably likely to impact, the goodwill of the Corporation and its business opportunities.

The Parties agree that Article 5 of Exhibit B hereto (as identified in Section 4 below) shall apply only during the Term of Employment and for a period of twelve (12) months thereafter.

3.4                                 Corporation Property.  The Executive agrees that upon termination of his employment by the Corporation for any reason, or at such earlier time as the Corporation may request, the Executive shall forthwith return to the Corporation all documents and other property in his possession belonging to the Corporation or any of its Affiliates.

3.5                                 Severability.  Each of the covenants of this section shall be construed as separate covenant covering the subject matter in each of the separate counties and states in the United States and governmental subdivisions outside of the United States (collectively, the “Governmental Units”).  To the extent that any covenant is determined by a court of competent jurisdiction to be unenforceable in any one or more of said Governmental Units, said covenant shall not be affected with respect to any other Governmental Unit, each covenant with respect to each Governmental Unit being construed as severable and independent.

4.                                       MISCELLANEOUS.

4.1                                 Notices.  Any written notice required or permitted to be given shall be deemed delivered either when personally delivered or when mailed, registered or certified, postage prepaid with return receipt requested, if to the Executive, addressed to the last residence address of the Executive as shown in the records of the Corporation, and if to the Corporation, addressed to the Chairman of the Board at its principal office in Santa Barbara, California.  Mailed notices shall be deemed received two (2) business days after the date of deposit in the mail.

4.2                                 Partial Invalidity.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid or unenforceable to any extent, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of the Agreement shall be valid and be enforced to the fullest extent permitted by law.

4.3                                 Waiver.  No waiver of any right hereunder shall be effective for any purpose unless in writing, signed by the Party hereto possessing said right, nor shall any waiver be construed to be a waiver of any subsequent right, term or provision of this Agreement.

4.4                                 Assignment; Effect on Agreement.  It is hereby acknowledged and agreed that the Executive’s rights and obligations under this Agreement are personal in nature and shall not be assigned or delegated.  This Agreement shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of the Parties, subject, however, to the restrictions on assignment and delegation contained herein.

4.5                                 Disputes Resolution and Arbitration.

4.5.1                        Any dispute arising in connection with the interpretation or enforcement of the provisions of this Agreement, or its application or validity, will be submitted to arbitration.  Such arbitration proceedings shall be instituted in Santa Barbara, California, in accordance with the rules then existing of the American Arbitration Association.  This agreement to arbitrate is specifically enforceable.

4.5.2                        Any award rendered in any such arbitration proceeding will be final and binding on each of the Parties, and judgment may be entered thereon in any court of competent jurisdiction.  The arbitrator shall have the authority to compel the Party that does not substantially prevail in such proceeding to pay the reasonable costs and fees of the prevailing Party (including reasonable and customary legal fees and expenses) to the extent that the arbitrator deems appropriate.

4.6                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

4.7                                 Entire Agreement.  Unless expressly provided to the contrary herein, this Agreement contains the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written.  No modification or termination shall be valid unless in writing and signed by both Parties.

5.                                       ACKNOWLEDGEMENT.  The Executive represents and acknowledges the following:

(a)                                  he has carefully read this Agreement in its entirety;

(b)                                 he understands the terms and conditions contained herein;

(c)                                  he has had the opportunity to review this Agreement, at his discretion, with legal counsel of his own choosing and has not relied on any statement made by the Corporation or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

(d)                                 he is entering into this Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of 10th day of January, 2005.

INAMED CORPORATION		EXECUTIVE

By:	/s/ Nick Teti	/s/ Patricia Walker
Nick Teti		Patricia Walker
Title: Chairman, CEO and President

Address

Date:		Date: